Dow 30 Premium & Dividend Income Fund

File No. 811-21708

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Justin Ferri, a Vice President for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Justin Ferri by June 16, 2005.  A late filing was executed on July 1, 2005.

Colleen Rusch, COO & CAO for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Colleen Rusch by July 15, 2005.  A late filing was executed on July 20, 2005.